EXHIBIT 10.1

Separation Agreement

This Separation Agreement (the “Agreement”) is entered into as of April 23, 2013 (the “Effective Date”), by and among Producers Sales Organization, a California corporation (“Consultant”), John Hyde (“Hyde”), Image Entertainment, Inc., a Delaware corporation (the “Company”), and RLJ Entertainment, Inc. a Nevada corporation (“RLJE”) (collectively referred to herein as the “Parties”).

W i t n e s s e t h:

WHEREAS, Consultant, Hyde and the Company are parties to that certain Consulting Agreement, dated as of April 14, 2010, as amended by that First Amendment to Consulting Agreement, dated as of July 12, 2010 (together, the “Consulting Agreement”);

WHEREAS, as of October 3, 2012, Hyde was appointed President of Global and Strategic Development of RLJE, and was elected as a member of the Board of Directors of RLJE, in connection with certain transactions involving RLJ Acquisition, Inc., the Company and Acorn Media Group, Inc. (“Acorn”), which resulted in RLJE becoming the parent corporation of the Company and Acorn (collectively, the “Transactions”);

WHEREAS, as of October 3, 2012, upon the closing of the Transactions, (x) all of Consultant’s purchased equity and Hyde’s Type A and B restricted stock were exchanged for shares of fully vested common stock in RLJE and (y) all of Hyde’s Type C restricted stock and stock options to purchase Company common stock were terminated, and Consultant and Hyde have no additional options, restricted stock or rights to additional options or restricted stock in the Company or RLJE;

WHEREAS, Hyde desires to resign from all of his remaining positions, offices and titles, including memberships on the Boards of Directors, of the Company, RLJE, and all of their affiliates, in each case, effective as of April 23, 2013 (the “Separation Date”);

WHEREAS, the Parties agree that Consultant is entitled to certain termination benefits under the Consulting Agreement, subject to Consultant’s execution of this Agreement; and

WHEREAS, the Company, Consultant and Hyde now wish to fully and finally resolve all compensation and benefits related matters between them, subject to the terms set forth below.

NOW, THEREFORE, in consideration of, and subject to, the receipt of the termination benefits payable to Consultant pursuant to the Consulting Agreement, and such other matters as are agreed upon below, the adequacy of which is hereby acknowledged by Consultant, and which Consultant acknowledges that it would not otherwise be entitled to receive, Consultant, Hyde  and the Company hereby agree as follows:

1.             Resignation.  As of the Separation Date, Hyde hereby resigns from all of his positions, offices and titles, including memberships on the Boards of Directors, of the Company, RLJE, and all of their affiliates.  Without limiting the previous sentence and as of the Separation Date, Hyde hereby resigns as President of Global and Strategic Development of RLJE and as a member of the Board of Directors of RLJE.  Hyde agrees that he will, from time to time, sign such additional documents as may be reasonably requested by RLJE to confirm his resignations as specified under the terms of this section.  The Consulting Period, as defined in the Consulting Agreement, is hereby terminated as of the Separation Date.

2.             Payments and Benefits to Consultant and Hyde. In full and final consideration of all obligations to Consultant, subject only to the remainder of the terms and conditions of this Agreement, RLJE and the Company agree to pay or provide the following to Consultant and/or Hyde:

(a)            Continuation of Consulting Fees.  Continued payment of the Consulting Fee, at its current annual rate, for 52 weeks from the Effective Date, payable in accordance with the Company’s existing payment practices.  If any such payment is not paid when due, such payment shall accrue interest at a rate of 12% per annum, compounded quarterly, from the date such payment was due until the date such payment is actually paid;

(b)            Unreimbursed Expenses.  Reimbursement of all unreimbursed expenses incurred through the Separation Date pursuant to Section 3 of the Consulting Agreement, which amount is equal to $428.66.  Prior to the Effective Date, the Company shall provide a schedule specifying the various Consultant/Hyde expense reports that such payment is reimbursing, to the extent that Consultant/Hyde, has previously submitted such expense reports.  Consultant and Hyde acknowledge and agree that the amounts reflected on such schedule are all the expenses that Consultant and Hyde is owed.

(c)            Computer Equipment.  Hyde may retain his Company provided laptop computer, provided, that he wipes all Company/RLJE data and information from its storage prior to the Effective Date, and Hyde will cooperate in providing reasonable assurances, either before or after the Effective Date, that he has complied with this section.  Hyde represents and warrants that he has not copied any Company or RLJE data on such computer, and covenants that he will not do so before removing such data from the devices; and

(d)            Release Waiver.  For the avoidance of doubt, the Company and Consultant hereby waive the provisions of the last paragraph of Section 4(c) of the Consulting Agreement [mutual waiver and release requirement].

3.             Confidentiality of Agreement.  Except as may be required by law or court order, neither Consultant, Hyde, their attorney, nor any person acting by, through, under or in concert with them shall disclose the terms of this Agreement or its existence to any individual or entity other than their immediate family and accountants or tax preparers as may be necessary. In the event that a disclosure authorized by this Agreement is made, Consultant and Hyde shall inform the person to whom information is disclosed of the confidential nature of this Agreement and its terms and that, upon being informed of the terms of this Agreement, the person shall be equally bound by the provisions of this paragraph.

4.             Advice of Counsel.  Consultant and Hyde have had the advice of independent legal counsel of their own choosing in negotiations for and the preparation of this Agreement.  Consultant and Hyde has executed this Agreement after careful and independent investigation, understands all of its terms, and agrees to those terms voluntarily, and affirmatively warrants that they are not executing this Agreement under fraud, duress or undue influence.

5.             Integration.  This Agreement, the Consulting Agreement and the other documents described or referred to herein set forth the final, sole, and entire agreement between Consultant and Hyde, and the Company and RLJE, and supersede any and all prior agreements, negotiations, discussions or understandings between Consultant and Hyde, and the Company and RLJE concerning the subject matter hereof.  This Agreement may not be altered, amended, or modified, except by a further writing signed by all of the parties.

6.             Cooperation. Consultant and Hyde, as applicable, agree to provide RLJE and the Company with Hyde’s reasonable cooperation regarding (a) any matters relating to Hyde’s duties and responsibilities and (b) actual or potential claims, controversies or lawsuits brought by or against RLJE or any of its subsidiaries in which Hyde has knowledge of the particular facts or circumstances giving rise to the claim. RLJE shall pay for any and all reasonable out-of-pocket expenses incurred by Consultant and Hyde in connection with such cooperation.

7.             Miscellaneous Provisions.

(a)            The provisions of this Agreement are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

(b)            This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of New York. The language in this Agreement shall not be construed for or against any particular party.

(c)            This Agreement may be executed in ink or by facsimile and in one or more counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

(d)            This Agreement shall apply to, bind, and inure to the benefit of the Parties and their respective successors and assigns.

(e)            Any individual signing this letter on behalf of the Company or RLJE represents and warrants to Executive that he/she has actual authority to enter into this Agreement on behalf of the Company and RLJE, respectively.

(f)            The provisions of Section 17 of the Consulting Agreement are hereby incorporated by reference into this Agreement, and as such shall remain in full force and effect; provided, however, that any claim or dispute between the parties arising out of a legal action brought by a third party against a party to this Agreement, may be brought and tried in the same action or proceeding as the third party action.

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IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement on the dates indicated below.

RLJ Entertainment, Inc.

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: CEO

Image Entertainment, Inc.

By:	/s/ MIGUEL PENELLA
Name: Miguel Penella
Title: CEO

Producers Sales Organization

By:	/s/ JOHN HYDE
Name: John Hyde
Title: Authorized Signatory

John Hyde, in his individual capacity

/s/ JOHN HYDE